401(K) SAVINGS PLAN OF FIRST NIAGARA

Financial Statements as of
December 31, 2014 and 2013
and
Supplemental Schedule
Together with
Independent Auditor's Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits Administration Committee of
401(k) Savings Plan of First Niagara

We have audited the accompanying statement of net assets available for benefits of the 401(k) Savings Plan of First Niagara (the Plan) as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets (held at end of year) has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated in all material respects in relation to the financial statements as a whole.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 26, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 26, 2014

The Employee Benefits Administration Committee of
First Niagara Financial Group, Inc.:

We have audited the accompanying statement of net assets available for benefits of the 401(k) Savings Plan of First Niagara (the Plan) as of December 31, 2013, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP

Amherst, NY

401(k) SAVINGS PLAN OF FIRST NIAGARA

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS

INVESTMENTS, at fair value:
Mutual funds	$233,683,817	$204,657,907
First Niagara Financial Group, Inc. common stock	24,853,975	29,808,545
Common/collective trust fund	9,708,976	9,987,573
Money market account	4,810,112	4,701,150

Total investments	273,056,880	249,155,175

NOTES RECEIVABLE FROM PARTICIPANTS	6,598,425	5,784,571

CASH	1,376,120	147,737

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	281,031,425	255,087,483

Adjustment from fair value to contract value for interest in common/collective trust fund relating to fully benefit-
responsive investment contracts	(90,231)	(55,620)

NET ASSETS AVAILABLE FOR BENEFITS	$280,941,194	$255,031,863

See accompanying notes to financial statements.

401(k) SAVINGS PLAN OF FIRST NIAGARA

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
ADDITIONS:
Employee contributions	$24,642,667	$23,130,455
Employer contributions	14,111,986	13,476,472
Rollover contributions	3,885,855	5,804,887
Interest and dividend income	9,509,815	6,831,256
Net appreciation in fair value of investments,
including gains and losses on sales	1,522,821	35,667,253
Interest on notes receivable from participants	257,934	203,575

Total additions	53,931,078	85,113,898

DEDUCTIONS:
Distributions to participants	(27,651,659)	(19,556,434)
Administrative expenses	(370,088)	(197,819)

Total deductions	(28,021,747)	(19,754,253)

CHANGE IN NET ASSETS	25,909,331	65,359,645

NET ASSETS AVAILABLE FOR BENEFITS - beginning of year	255,031,863	189,672,218

NET ASSETS AVAILABLE FOR BENEFITS - end of year	$280,941,194	255,031,863

See accompanying notes to the financial statements.

401(K) SAVINGS PLAN OF FIRST NIAGARA

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF PLAN

The following description of the 401(k) Savings Plan of First Niagara (formerly known as the First Niagara Financial Group 401(k) Plan) (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General
The plan is a defined contribution plan with salary reduction features as permitted under Section 401(k) of the Internal Revenue Code (IRC). The Plan is funded by employee and employer contributions and covers substantially all eligible employees of First Niagara Bank N.A. and its Subsidiaries, which is owned by First Niagara Financial Group, Inc. (First Niagara) (collectively, the Company). The Plan is intended to conform with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and subsequent legislation, when applicable.

The assets of the Plan are maintained by Charles Schwab Trust Company (Schwab), as Trustee and Custodian and Milliman, Inc., as recordkeeper for the Plan. The Employee Benefits Administration Committee (EBAC) ensures compliance with the IRC as well as ERISA. The EBAC is responsible for the operation of the Plan and management of assets for all qualified retirement plans sponsored by the Company.

Eligibility
All employees who have completed three months of service, as defined in the Plan, have attained the age of 21, and who are not represented by a collective bargaining unit are eligible to participate in the Plan.

Contributions
Employees who are eligible to participate in the Plan may elect to contribute up to 100% of their annual compensation, as defined in the Plan, subject to the annual limitations provided by the IRC. Employees who are age 50 or older by the end of the calendar year are allowed to make an additional “catch-up” contribution. This contribution was limited to $5,500 in 2014 and 2013.

Effective January 1, 2009, safe harbor provisions were adopted by the Plan, for which eligible participants shall be allocated a safe harbor match in an amount equal to 100% of the first 4% of compensation plus 50% of the next 2% of compensation deferred by a participant, up to a total of 5% of compensation.

The Company may also make an annual discretionary contribution to the Plan. No discretionary contributions were made to the Plan during 2014 and 2013. Participants may also rollover amounts representing distributions from other qualified defined benefit or defined contribution plans.

Participants direct the investment of their contributions into various investment options offered by the Plan. Participants may change their investment allocation on a daily basis.

1.	DESCRIPTION OF PLAN (Continued)

Vesting
All participants are immediately 100% vested in their contributions, plus allocated earnings thereon. Effective January 1, 2009, eligible participants receiving a safe harbor matching contribution shall be 100% vested in those contributions. For employer matching contributions made prior to January 1, 2009 and employer discretionary contributions, vesting is as follows:

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years	100%

Notes Receivable from Participants
Participants may borrow from their accounts a minimum of $1,000 per loan up to a maximum amount, which is the lesser of $50,000 or 50% of their vested account balance. Note terms range from one to five years or up to 15 years for the purchase of a principal residence. The notes are collateralized by the participant's account and bear interest at the rates available for comparable notes from commercial lending institutions. Principal and interest is paid ratably through payroll deductions.

Forfeited Accounts
Forfeitures of nonvested employer contributions may be used for Plan administrative expenses or to reduce the employer's future contributions. During 2014 and 2013, forfeitures used to reduce employer contributions amounted to $53,998 and $286, respectively. Unused forfeited account balances were $1,928 and $32,342 at December 31, 2014 and 2013, respectively.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

Administrative Expenses
All major loan and administrative expenses of the Plan are paid by the Plan unless otherwise paid by the Company. Administrative expenses include trustee fees.

Payment of Benefits
Employees are eligible for retirement benefits upon reaching age 65. Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or distributions based on various annuity options or fixed income payments. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Participating employees may take financial hardship withdrawals and other in-service withdrawals under prescribed circumstances, up to the value of vested contributions to their account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Generally accepted accounting principles requires that fully benefit-responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement attribute for the portion of net assets available for benefits of a defined contribution plan that is attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

if they were to initiate permitted transactions under the terms of the Plan.

The Plan invests in investment contracts through a common/collective trust and, as required by generally accepted accounting principles, presents the fair value of the investment in common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts in the Statements of Net Assets Available for Benefits. The Statements of Changes in Net Assets Available for Benefits is presented on a contract value basis.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
The Plan's assets are invested in various investments. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Net appreciation includes gains and losses on investments bought and sold as well as held during the year. Dividends are recorded on the ex-dividend date.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Interest income is recorded on the accrual basis. Related fees are recorded as administrative expenses and are expensed when they are incurred.  Delinquent notes receivable from participants are reclassified as distributions based on the terms of the plan document.

Payment of Benefits
Benefits are recorded when paid.

Risks and Uncertainties
The Plan's assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, currency, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.

3.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy prioritizes these inputs into the following three levels:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.

•
Level 2 Inputs - Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

3.	FAIR VALUE MEASUREMENTS (Continued)

•
Level 3 Inputs - Unobservable inputs for determining the fair value of the asset or liability and are based on the entity's own assumptions about the assumptions that market participants would use to price the asset or liability.

A financial instrument's categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.

The following tables summarize our assets measured at fair value on a recurring basis at December 31, 2014 and 2013. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For the years ended December 31, 2014 and 2013, no transfers in or out of Level 1 or Level 2 occurred.

	Level 1	Level 2	Level 3	Total

December 31, 2014

Mutual Funds:
Target Retirement Funds	$62,798,070	$—	$—	$62,798,070
Large Cap Funds	46,633,323	—	—	46,633,323
Bond Funds	33,534,233	—	—	33,534,233
Equity Income Funds	28,149,670	—	—	28,149,670
Mid Cap Funds	22,397,456	—	—	22,397,456
Foreign Funds	21,157,646	—	—	21,157,646
Small Cap Funds	19,013,419	—	—	19,013,419
First Niagara common stock	24,853,975	—	—	24,853,975
Common/collective trust fund	—	9,708,976	—	9,708,976
Money market accounts	4,810,112	—	—	4,810,112

	$263,347,904	$9,708,976	$—	$273,056,880

3.	FAIR VALUE MEASUREMENTS (Continued)

	Level 1	Level 2	Level 3	Total

December 31, 2013

Mutual Funds:
Target Retirement Funds	$52,820,202	$—	$—	$52,820,202
Large Cap Funds	39,892,284	—	—	39,892,284
Bond Funds	31,026,754	—	—	31,026,754
Equity Income Funds	24,913,364	—	—	24,913,364
Foreign Funds	20,189,463	—	—	20,189,463
Mid Cap Funds	18,345,116	—	—	18,345,116
Small Cap Funds	17,470,724	—	—	17,470,724
First Niagara common stock	29,808,545	—	—	29,808,545
Common/collective trust fund	—	9,987,573	—	9,987,573
Money market accounts	4,701,150	—	—	4,701,150

	$239,167,602	$9,987,573	$—	$249,155,175

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2014 and 2013.

Mutual funds, First Niagara common stock, and money market accounts are valued using unadjusted quoted prices for identical assets in active markets.

The common/collective trust fund is valued at the net asset value ("NAV") of units of a bank collective trust.  The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.  The fair value of the underlying investments is obtained from information provided by the investment advisor using the audited financial statements of the common/collective trust at year end.

	2014	2013

Vanguard Institutional Index Fund	$27,894,727	N/A
First Niagara Common Stock	$24,853,975	$29,808,545
Vanguard Total Intl Stock Index Fund	$21,157,646	$20,189,463
JPMorgan US Small Company Fund	$19,013,419	$17,470,724
T Rowe Price Large Cap Growth	$18,738,596	$15,540,560
Nuveen Dividend Value Fund	$16,209,125	$13,308,404
Vanguard Target Retirement 2025	$15,589,151	$14,224,633
PIMCO Total Return Admin Fund	$14,647,725	$13,881,660
Vanguard 500 Index Fund	N/A	$24,351,724

Net appreciation (depreciation) in fair value of investments, including realized gains and losses on investments sold during the years ended December 31, 2014 and 2013 was as follows:

	2014	2013

Mutual funds	$7,489,559	$27,763,030
First Niagara common stock	(6,129,293)	7,728,328
Common/collective trust fund	162,555	175,895

	$1,522,821	$35,667,253

5.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	2014	2013

Net assets available for benefits per the financial statements	$280,941,194	$255,031,863

Adjustment from contract value to fair value	90,231	55,620

Net assets available for benefits per Form 5500	$281,031,425	$255,087,483

The following is a reconciliation of changes in net assets available for benefits per the financial statements to the Form 5500:

	2014	2013

Net increase in net assets per financial statements	$25,909,331	$65,359,645

Change in adjustment from contract value to fair value	34,611	(111,437)

Net increase in net assets per Form 5500	$25,943,942	$65,248,208

6.	TAX STATUS

The Internal Revenue Service has determined and informed the Company by letter dated August 28, 2012, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the Code).

Generally accepted accounting principles require entities to disclose in their financial statements the nature of any uncertainty in their tax positions. For benefit plans, qualified status itself is deemed to be an uncertainty, as events could potentially occur to jeopardize their qualified status. As of December 31, 2014, the Plan did not have any uncertain tax positions. The Plan files the Annual Return/Report of Employee Benefit Plan (Form 5500) in the U.S. federal jurisdiction.  The Plan is no longer subject to U.S. federal tax examinations for years before 2011.

7.	PARTY-IN-INTEREST TRANSACTIONS

In 2014 and 2013, certain Plan investments were managed by Schwab. Schwab was the trustee of the Plan for the years ended December 31, 2014 and 2013, and therefore these transactions with Schwab qualify as party-in-interest.

Notes receivable from participants of $6,598,425 and $5,784,571 as of December 31, 2014 and 2013, respectively, with interest rates ranging from 3.25% to 10.25% also qualify as party-in-interest. Interest earned on the notes receivable from participants totaled $257,934 and $203,575 at December 31, 2014 and 2013, respectively.

Dividend income earned on First Niagara common stock totaled $909,794 and $921,466 for the years ended December 31, 2014 and 2013, respectively. Net (depreciation)/appreciation on First Niagara common stock totaled $(6,129,293) and $7,728,328 at December 31, 2014 and 2013, respectively.

401(k) SAVINGS PLAN OF FIRST NIAGARA

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2014

(a)	(b)	(c)	(d)
	Identity of Issuer	Description of Investment	Fair Value

		MUTUAL FUNDS:
	The Vanguard Group	Vanguard Institutional Index Fund	$27,894,727
	The Vanguard Group	Vanguard Total Intl Stock Index Fund	21,157,646
	J.P. Morgan Asset Management	JPMorgan US Small Company Fund	19,013,419
	T. Rowe Price	T Rowe Price Large Cap Growth	18,738,596
	Nuveen Investments	Nuveen Dividend Value Fund	16,209,125
	The Vanguard Group	Vanguard Target Retirement 2025	15,589,151
	Alliance Global Investors Distributors	PIMCO Total Return Admin Fund	14,647,725
	The Vanguard Group	Vanguard Target Retirement 2035	12,033,533
	The Oakmark Funds	Oakmark Equity & Income I	11,940,545
	The Vanguard Group	Vanguard Mid Cap index	11,584,902
	The Vanguard Group	Vanguard Short-Term Bond Index	10,880,583
	The Vanguard Group	Vanguard Target Retirement 2045	8,763,142
	The Vanguard Group	Vanguard Bond Index Fund	8,005,925
	The Vanguard Group	Vanguard Target Retirement 2020	7,988,154
	The Vanguard Group	Vanguard Target Retirement 2030	6,854,130
	John Hancock Investments	John Hancock Disciplined Value Mid Cap I	6,131,193
	Janus Distributors LLC	Janus Enterprise T	4,681,361
	The Vanguard Group	Vanguard Target Retirement 2015	4,044,509
	The Vanguard Group	Vanguard Target Retirement 2040	3,938,664
	The Vanguard Group	Vanguard Target Retirement Income	1,796,028
	The Vanguard Group	Vanguard Target Retirement 2050	826,723
	The Vanguard Group	Vanguard Target Retirement 2055	684,525
	The Vanguard Group	Vanguard Target Retirement 2060	279,511

			233,683,817

*	First Niagara Financial Group, Inc.	Common Stock	24,853,975

		COMMON/COLLECTIVE TRUST FUND:
	Principal Funds Distributor, Inc.	Morley Stable Value Fund	9,708,976

		MONEY MARKET ACCOUNTS:
*	Charles Schwab Trust Co.	Schwab Retirement Advantage Money Fund	4,810,112

*	Notes receivable from participants	Interest rates range from 3.25% to 10.25%, with maturity dates ranging from 2015 to 2020	6,598,425

			$279,655,305

* Denotes party-in-interest